Exhibit 10.5

CARA THERAPEUTICS, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

6.	Miscellaneous		23

	6.1	Successors and Assigns	23
	6.2	Governing Law	23
	6.3	Counterparts	23
	6.4	Titles and Subtitles	23
	6.5	Notices	23
	6.6	Amendments and Waivers	24
	6.7	Severability	24
	6.8	Aggregation of Stock	24
	6.9	Additional Investors	24
	6.10	Entire Agreement	25
	6.11	Dispute Resolution	25
	6.12	Delays or Omissions	25

Schedule A - Schedule of Investors

Schedule B - Schedule of Key Holders

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (“Agreement”) is made as of the 25th day of April, 2013, by and between Cara Therapeutics, Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any purchaser of Additional Shares (as defined in the Series D Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Junior Preferred Stock and/or shares of Common Stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of May 15, 2012 between the Company, the Existing Investors and the Key Holders, as further amended to date (the “Prior Agreement”); and

WHEREAS, the Existing Investors are the holders of at least 55% of the Series C Preferred Stock of the Company and the holders of at least 67% of the Series D Preferred Stock of the Company, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, Maruishi Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan, and the Company are the parties to that certain Junior A Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), under which certain of the Company’s and such Investor’s obligations to consummate the Closing (as defined in the Purchase Agreement) are conditioned upon the execution and delivery of this Agreement by such Investor and the Company.

NOW, THEREFORE, the Company and the Existing Investors hereby agree that the Prior Agreement shall be amended and restated and superseded and replaced in its entirety by this Agreement and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any partner, officer, director, manager, member or committee member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.3 “Damages” means any loss, claim, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, claim, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by any other party hereto of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for, Common Stock, including options and warrants.

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 “Excluded Registration” means a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan or to an SEC Rule 145 transaction; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.7 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.8 “GAAP” means generally accepted accounting principles in the United States.

1.9 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.10 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.11 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.12 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.13 “Junior Preferred Holders” means any holder of Junior Preferred Stock who is a party to this Agreement.

1.14 “Junior A Preferred Holders” means any holder of Junior A Preferred Stock who is a party to this Agreement.

1.15 “Junior Preferred Stock Purchase Agreement” means that certain Junior Preferred Stock Purchase Agreement by and among the Company and Chong Kun Dang Pharmaceuticals Corp. dated May 15, 2012.

1.16 “Junior Preferred Stock” means shares of the Company’s Junior Preferred Stock, par value $0.001 per share.

1.17 “Junior A Preferred Stock” means shares of the Company’s Junior A Preferred Stock, par value $0.001 per share.

1.18 “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.19 “Major Investor” means each of MVM International Life Sciences Fund No. 1 Limited Partnership (“MVM”), Alta Biopharma Partners III Limited Partnership, Ascent Biomedical Ventures I, L.P., Ascent Biomedical Ventures I NY, L.P, Devon Park Bioventures, L.P. and Rho Ventures VI, L.P.; provided that any Major Investor holding any shares of Common Stock issued upon conversion of Preferred Stock in connection with a Special Mandatory Conversion (as defined in the Prior Certificate) shall no longer be deemed a Major Investor for purposes hereof.

1.20 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.21 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.22 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Junior A Preferred Stock and Junior Preferred Stock.

1.23 “Prior Certificate” means the Company’s Amended and Restated Certificate of Incorporation dated May 8, 2012, as further amended to date.

1.24 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.25 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series C Preferred Stock, Series D Preferred Stock, Junior A Preferred Stock and Junior Preferred Stock; (ii) any Common Stock issued or issuable upon conversion of any capital stock of the Company acquired by the Investors after the date hereof; (iii) any shares of Common Stock held by, or issued or issuable upon conversion of any capital stock of the Company held by, the Key Holders, provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1, 2.3, 2.11, 3.1, 3.2, 4.1 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii) and (iii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement. Notwithstanding anything to the contrary contained herein, any shares of Common Stock issued upon conversion of Preferred Stock in connection with the Special Mandatory Conversion (as defined in the Prior Certificate) shall not constitute Registrable Securities for purposes of this Agreement.

1.26 “Registrable Securities then outstanding” means the number of shares determined by adding the Common Stock outstanding that qualifies as Registrable Securities and the Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

1.27 “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation dated April 23, 2013.

1.28 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.14(b) hereof.

1.29 “SEC” means the Securities and Exchange Commission.

1.30 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.31 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.32 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.33 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except as provided in Section 2.7.

1.34 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.35 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.36 “Series C Directors” means the directors of the Company that the holders of record of the Series C Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.37 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

1.38 “Series D Director” means the director of the Company that the holders of record of the Series D Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.39 “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share.

2. Registration Rights.

The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of twenty percent (20%) of the Registrable Securities then outstanding that the Company effect a registration with respect to Registrable Securities then outstanding, the reasonably anticipated aggregate offering price, net of Selling Expenses, of which would exceed $10,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b).

(b) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or

(iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than pursuant to an Excluded Registration.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to this Section 2.1; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3. A registration shall not be counted as “effected” for purposes of this Section 2.1 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1.

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.7.

2.3 Form S-3 Registration. If the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Initiating Holders, then the Company shall:

(a) within ten (10) days after the date such request is given, give notice of the proposed registration to all Holders other than the Initiating Holders (the “S-3 Notice”); and

(b) as soon as practicable, use its commercially reasonable efforts to effect such registration as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a request given to the Company within fifteen (15) days after the S-3 Notice is given; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 (i) if Form S-3 is not then available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to and requesting inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of Selling Expenses) of less than $5 million; (iii) if the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that in the good-faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders under this Section 2.3; provided, however, that the Company shall not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than pursuant to an Excluded Registration; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.3; or (v) during the period ending one hundred eighty (180) days after the effective date of a registration made under Section 2.2 hereof.

(c) Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

2.4 Underwriting Requirements.

(a) If, pursuant to Section 2.1 or Section 2.3, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) or Section 2.3, and the Company shall include such information in the Demand Notice or the S-3 Notice, as the case may be. The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.5(e)) enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.4, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned (1) first, pro rata among the Investors that are selling Holders based on the number of Registrable Securities held by all Investors that are selling Holders or in such other proportions as shall mutually be agreed to by all such Investors that are selling Holders and (2) second, pro rata among the Key Holders that are selling Holders based on the number of Registrable Securities held by all Key Holders that are selling Holders or in such other proportions as shall mutually be agreed to by all such Key Holders that are selling Holders. For purposes of the provision in this Section 2.4(b) concerning apportionment, for any selling stockholder that is a Holder and a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1 and Section 2.3, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.4(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.5 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to thirty (30) days (or such longer period as may be requested by the holders of a majority of the Registrable Securities specified in clauses (i) and (ii) of the defined term Registrable Securities), if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with any such registration statement;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.7 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1 or Section 2.3, as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1 or Section 2.3. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such selling Holder; legal counsel and accountants for each such selling Holder; any underwriter (as defined in the Securities Act) for each such selling Holder; and each Person, if any, who controls such selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such selling Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any matter or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such selling Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other selling Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any investigation or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of such selling Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.9(b) exceed the proceeds from the offering (net of any Selling Expenses) received by such selling Holder, except in the case of fraud or willful misconduct by such selling Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) The foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the each of indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.9(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to such Form S-3 (at any time after the Company so qualifies to use such form).

2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of 55% the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any Purchaser who becomes a party to this Agreement in the capacity of an Investor in accordance with Section 6.9.

2.12 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Company within seventeen (17) days before or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.12 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock are subject to the same restrictions. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 2.12 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 2.12 or that are necessary to give further effect thereto.

2.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee of such Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least (a) 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), (b) solely with respect to the holders of the Junior A Preferred Stock, 2,000,000 shares of Registrable Securities (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction) or (c) solely with respect to the holders of the Junior Preferred Stock, 170,000 shares of Registrable Securities (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being transferred; and (y) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.12. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Section 2.

2.14 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.14(c)) be stamped or otherwise imprinted with a legend in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.14.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.14(c). Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.14(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.15 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1, Section 2.2, or Section 2.3 shall terminate upon the earlier of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate; or

(b) when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144.

3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, (i) an unaudited balance sheet as of the end of such year; (ii) unaudited statements of income and of cash flows for such year; and (iii) an unaudited statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP (except that the financial report may (x) be subject to normal year-end audit adjustments and (y) not contain notes thereto that may be required in accordance with GAAP);

(b) as soon as practicable, but in any event within one hundred and fifty (150) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year; (ii) statements of income and of cash flows for such year; and (iii) a statement of stockholders’ equity as of the end of such year, audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(c) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain notes thereto that may be required in accordance with GAAP);

(e) as soon as practicable, but in any event sixty (60) days before the end of each fiscal year, a budget for the next fiscal year approved in accordance with Section 5.5 hereof (the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in Section 3.1(a), Section 3.1(b), Section 3.1(c) and Section 3.1(d), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(a), Section 3.1(c) and Section 3.1(d)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(g) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form mutually acceptable to the Company and such Major Investor) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form mutually acceptable to the Company and such Major Investor) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) As long as MVM (together with its Affiliates) owns not less than fifty percent (50%) of the shares of Preferred Stock it owns on the date hereof (or an equivalent amount of Common Stock issued upon conversion thereof) and no such shares of Preferred Stock have been converted into Common Stock pursuant to a Special Mandatory Conversion (as defined in the Prior Certificate), the Company shall invite a representative of MVM to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if: (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, or (ii) the Company, acting in good faith, believes that access to such information is reasonably likely to be detrimental to the Company.

(b) As long as Michael Lewis owns not less than two percent (2%) of the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding Derivative Securities), the Company shall invite Michael Lewis to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give Michael Lewis copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Michael Lewis hereby agrees to hold in confidence and trust with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude Michael Lewis from any meeting or portion thereof if: (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, or (ii) the Company, acting in good faith, believes that access to such information is reasonably likely to be detrimental to the Company.

3.4 Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor, provided, however, that neither the Junior A Preferred Holders nor the Junior Preferred Holders shall be deemed Investors for the purposes of Section 4. An Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a) The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock (excluding any Common Stock issued upon conversion of Preferred Stock in connection with the Special Mandatory Conversion (as defined in the Prior Certificate)) issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities then held, by such Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding Derivative Securities, but excluding any Common Stock issued upon conversion of Preferred Stock in connection with the Special Mandatory Conversion (as defined in the Prior Certificate)). At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Common Stock (excluding any Common Stock issued upon conversion of Preferred Stock in connection with the Special Mandatory Conversion (as defined in the Prior Certificate)) issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held (excluding any Common Stock issued upon conversion of Preferred Stock in connection with the Special Mandatory Conversion (as defined in the Prior Certificate)), by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within ninety (90) days of the date that the Offer Notice is given.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in the IPO or (iii) shares of Junior A Preferred Stock issued pursuant to the Purchase Agreement.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers Errors and Omissions insurance in an amount satisfactory to the Board of Directors, until such time as the Board of Directors determines that such insurance should be discontinued. Upon request of the Board of Directors, the Company shall take out key man insurance policies on certain of the Company’s Key Employees, as determined by the Board of Directors.

5.2 Employee Agreements. The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board of Directors.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, all employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.12. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Matters Requiring Investor Director Approval. The Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of the Series D Director (so long as the holders of Series D Preferred Stock are entitled to elect the Series D Director) and at least one Series C Director (so long as the holders of Series C Preferred Stock are entitled to elect at least two (2) Series C Directors):

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) approve any new budget or business plan, or material deviations from an approved budget or business plan;

(d) make any expenditures in excess of $100,000 for fixed or capital assets or for any stock or securities of another company, unless such expenditure is included in a budget approved pursuant to paragraph (c) above;

(e) incur any indebtedness that is not already included in a budget approved by the Board of Directors, other than (i) current liabilities and accounts payable incurred in the ordinary course of business, (ii) equipment leases, or (iii) to a bank or other financial institution in the ordinary course of business;

(f) change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(g) engage in a search for or elect a new executive officer of the Company; or

(h) sell, transfer, license, in-license, securitize, pledge, give options to license or enter into any joint development agreements with respect to the Company’s intellectual property or technology, if the value of the intellectual property or technology that is the subject of such transaction or agreement exceeds $1,000,000.

5.5 Meetings of the Board of Directors; Committees of the Board. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least six times per year in accordance with an agreed-upon schedule. Any committee shall be established and members appointed with the approval of the Series D Director and at least one (1) Series C Director. Each committee of the Board of Directors shall include at least one (1) Series C Director. The Series D Director shall have the right to serve on each committee of the Board of Directors.

5.6 Successor Indemnification. If the Company or any of its successors or assignees (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.7 Board Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors or any committees thereof.

5.8 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. Each Investor hereby agrees that it shall not, and may not, assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to any Person to which Registrable Securities are transferred by such Investor pursuant to Section 2.13; provided that such assignment of rights shall be contingent upon the assignee providing a written instrument to the Company notifying the Company of such assignment and agreeing in writing to be bound by the terms of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of laws.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page or Schedule A or Schedule B (as applicable) hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Cooley LLP, 1114 Avenue of the Americas, New York, New York 10036, Attention: Babak Yaghmaie, Esq.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, the holders of 55% of the shares of Series C Preferred Stock then outstanding and the holders of 67% of the shares of Series D Preferred Stock then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.14(c) (and the Company’s failure to object promptly in writing to a proposed assignment allegedly in violation of Section 2.14(c) shall be deemed to be a waiver). Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion with respect to their rights and obligations as holders of shares of Preferred Stock (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction; provided that each of the Investors is similarly offered the opportunity to purchase its pro rata portion (based on each Investor’s equity holdings in the Company) of the securities available to the Investors in such transaction), provided, however, that neither the Junior A Preferred Holders nor the Junior Preferred Holders shall be deemed Investors for the purposes of Section 4. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series D Preferred Stock after the date hereof, whether pursuant to that Certain Series D Preferred Stock Purchase Agreement by and among the Company and certain of the Investors dated July 19, 2010 (the “Series D Purchase Agreement”) or otherwise, any purchaser of such shares of Series D Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder. Furthermore, Schedule A may be updated from time to time without the consent of the parties to reflect any Additional Shares (as defined in the Series D Purchase Agreement) purchased by any of the Investors in accordance with the terms of the Series D Purchase Agreement.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto and the Management Rights Letters provided by the Company to each Major Investor on the date hereof) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement automatically shall be deemed amended and restated and superseded by this Agreement, and shall be of no further force and effect.

6.11 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement, or (ii) for any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York, New York, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

CARA THERAPEUTICS, INC.

By:	/s/ Derek Chalmers
Name:	Derek Chalmers
Title:	Chief Executive Officer

INVESTORS:

RHO VENTURES VI, L.P.
By: RMV VI, L.LC., its General Partner
By: Rho Capital Partners LLC, its
Managing Member

By:	/s/ Jeffrey Martin
Name: Jeffrey Martin
Date:

Signature Page to the Investor’s Rights Agreement

INVESTORS (Cont’d):

DEVON PARK BIOVENTURES, L.P.
By: Devon Park Associates, L.P.,
its general partner

By:	/s/ Chris Moller
Name: Chris Moller
Title: General Partner

Signature Page to the Investors’ Rights Agreement

INVESTORS (Cont’d):

ALTA BIOPHARMA PARTNERS III, L.P.
By: Alta BioPharma Management III, LLC

By:	/s/ Hilary Strain
Name: Hilary Strain
Title: Chief Financial Officer

ALTA BIOPHARMA PARTNERS III GMBH & CO. BETEILIGUNGS KG
By: Alta BioPharma Management III, LLC

By:	/s/ Hilary Strain
Name: Hilary Strain
Title: Chief Financial Officer

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

By:	/s/ Hilary Strain
Name: Hilary Strain
Title: Chief Financial Officer

Signature Page to the Investors’ Rights Agreement

INVESTORS (Cont’d):

ASCENT BIOMEDICAL VENTURES I, L.P.
By:	ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith
Name: Geoffrey W. Smith
Title: Director

ASCENT BIOMEDICAL VENTURES I NY, L.P.
By:	ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith
Name: Geoffrey W. Smith Title: Director

Signature Page to the Investor’s Rights Agreement

INVESTORS (Cont’d):

MARUISHI PHARMACEUTICAL CO., LTD.

By:	/s/ Keiichi Inoue
Name: Keiichi Inoue
Title: President and Representative Director
Date: April 23, 2013

Signature Page to the Investor’s Rights Agreement

KEY HOLDERS:

/s/ Derek Chalmers
Derek Chalmers

KEY HOLDERS (Cont’d):

/s/ Michael E. Lewis
Michael E. Lewis

KEY HOLDERS (Cont’d):

/s/ Frederique Menzaghi
Frederique Menzaghi

KEY HOLDERS (Cont’d):

ESPERANTE AB

By:	/s/ Dean Slagel
Name: Dean Slagel Title: Managing Director

KEY HOLDERS (Cont’d):

ASCENT BIOMEDICAL VENTURES I, LP
By:	ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith
Name: Geoffrey W. Smith Title: Director

ASCENT BIOMEDICAL VENTURES I NY, LP
By:	ABV, LLC, its General Partner

By:	/s/ Geoffrey W. Smith
Name: Geoffrey W. Smith Title: Director

SCHEDULE A

INVESTORS

Name and Address	Number of Shares Held
Rho Ventures VI, L.P. c/o Rho Capital Partners Carnegie Hall Tower 152 West 57th Street 23rd Floor New York, New York 10019 Fax: 212.751.3613 Attention: Jeffrey I. Martin, Esq.	5,539,230 Series D Preferred

MVM International Life Sciences Fund No. 1 Limited Partnership 6 Henrietta Street London WC2E 8PU	1,787,090 Series C Preferred

MVM Executive Limited 6 Henrietta Street London WC2E 8PU	18,051 Series C Preferred

Alta BioPharma Partners III, L.P. One Embarcadero Center, 37th Floor San Francisco, CA 94111	2,363,654 Series C Preferred 945,933 Series D Preferred

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG One Embarcadero Center, 37th Floor San Francisco, CA 94111	158,741 Series C Preferred 63,528 Series D Preferred

Alta Embarcadero BioPharma Partners III, LLC One Embarcadero Center, 37th Floor San Francisco, CA 94111	58,250 Series C Preferred 23,313 Series D Preferred

Ascent Biomedical Ventures I, LP 41 West 57th Street, 6th Floor New York, NY 10019	1,129,032 Series C Preferred 530,385 Series D Preferred

Ascent Biomedical Ventures I NY, LP 41 West 57th Street, 6th Floor New York, NY 10019	564,516 Series C Preferred 447,499 Series D Preferred

MC Life Science Ventures, Inc. 655 Third Avenue New York, NY 10017	483,870 Series C Preferred 167,829 Series D Preferred

Healthcare Private Equity Limited Partnership Edinburgh One, Morrison Street Edinburgh, EH3 8BE, Scotland	1,290,322 Series C Preferred 516,388 Series D Preferred

Devon Park Bioventures, L.P. 1400 Liberty Ridge Drive Suite 103 Wayne, PA 19087	2,258,065 Series C Preferred 903,678 Series D Preferred

Connecticut Innovations, Incorporated 200 Corporate Place 3rd Floor Rocky Hill, CT 06067 Attn: Kevin Crowley	483,871 Series C Preferred 194,153 Series D Preferred

Martha Morris 234 Broughton Lane Villanova, PA 19085	69,315 Series C Preferred

I. Wistar Morris 234 Broughton Lane Villanova, PA 19085	103,306 Series C Preferred

Eleventh Generation LP 234 Broughton Lane Villanova, PA 19085	69,315 Series C Preferred

Dal LaMagna 2020 Lutes Road Poulsbo, WA 98370	80,645 Series C Preferred

Dean V. Camp 1597 Baltimore Pike Chadds Ford, PA 19317	12,903 Series C Preferred 21,347 Series D Preferred

Chong Kun Dang Pharmaceuticals Corp. 68, 3-Ga, Chungjeong-Ro Seodaemun-Gu, Seoul 120-756 Korea	173,611 Junior Preferred

Maruishi Pharmaceutical CO., LTD. 4-2 Imazunaka 2-chome, Tsurumi-ku, Osaka 538-0042 Japan	2,105,263 Junior A Preferred

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held
Derek Chalmers 1 Parrott Drive Shelton, CT 06484	2,416,875 Common 200,000 Series A Preferred

Michael E. Lewis 438 Ground Hog College Road W. Chester, PA 19382	805,625 Common 100,000 Series A Preferred

Frederique Menzaghi 1 Parrott Drive Shelton, CT 06484	400,000 Common

Esperante AB PO Box 20127 20074 Malmo Sweden	3,457,500 Common 200,000 Series A Preferred

G U Holdings Limited NO 13 The Square University Avenue Glasgow LANARKSHIRE G12 8QQ Company No. SC176354	500,000 Common

Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, NY 10036	105,000 Common

Pierre Riviere Ferring Research Institute Inc. 3550 General Atomics Court San Diego, CA 92121	135,000 Common

Jerzy Trojnar Ferring Research Institute Inc. 3550 General Atomics Court San Diego, CA 9212	135,000 Common

Ascent Biomedical Ventures I, L.P. 41 West 57th Street, 6th Floor New York, NY 10019	500,000 Series B Preferred

Ascent Biomedical Ventures I NY, L.P. 41 West 57th Street, 6th Floor New York, NY 10019	250,000 Series B Preferred

Martha Morris 234 Broughton Lane Villanova, PA 19085	150,000 Series A Preferred 175,000 Series B Preferred

I. Wistar Morris 234 Broughton Lane Villanova, PA 19085	150,000 Series A Preferred 262,500 Series B Preferred

Eleventh Generation LP 234 Broughton Lane Villanova, PA 19085	150,000 Series A Preferred 175,000 Series B Preferred

Dal LaMagna 2020 Lutes Road Poulsbo, WA 98370	250,000 Series A Preferred 200,000 Series B Preferred

Sonz Partners Holdings, LP* 2840 West Bay Drive, #144 Belleair Bluffs, FL 33770	6,177 Series A Preferred

Paul D. Sonz* 201 Bluff View Drive Belleair Bluffs, FL 33770	80,186 Series A Preferred

Paul D. Sonz Partners, LLC* 2840 West Bay Drive, #144 Belleair Bluffs, FL 33770	17,547 Series A Preferred

Christina Lee Kobland* 5 Johns Lane Lafayette Hill, PA 19444	6,939 Series A Preferred

Angelo Calvello, IRA, Account # 1AR9354* UBS Financial Securities, FBO Angelo Calvello, IRA ATTN: Jim Klein 555 Claifornia Street, Suite 3400 San Francisco, CA 94104	3,901 Series A Preferred

Randall L-W Caudill* 1080 Chestnut 16A San Francisco, CA 94109	29,353 Series A Preferred

Lee M. Caudill Marital Trust dated June 22, 2007* 1080 Chestnut 16A San Francisco, CA 94109	14,396 Series A Preferred

Cees Seven* 7 Brookside Drive Rumson, NJ 07760	20,844 Series A Preferred

Robert & Corina Chcoine* 56 Wrights Mill Road Armonk, NY 10504	1,062 Common

David Chung* 2196 Jackson Street San Francisco, CA 94115	5,855 Series A Preferred

Excalibur Partners* David A. Barrett, c/o Baldwin Brothers 204 Spring Street Marion, MA 02738	41,741 Series A Preferred

Mark S. Flegenheimer* 555 Foxboro Road Saginaw, MI 48603-6364	7,286 Series A Preferred

Steven Gomez* 1177 California Street, Suite A San Francisco, CA 94108	4,879 Series A Preferred

Albert C. Hurwitt Roth IRA, Account # 1BE9542* UBS Financial Securities, FBO Albert Hurwit, IRA ATTN: Jim Klein 555 Claifornia Street, Suite 3400 San Francisco, CA 94104	12,651 Common

George Kellner* 117 E. 78th Street New York, NY 10075	9,044 Series A Preferred

The Lerner Family Foundation* 2800 Quarry Lake Drive, Suite 300 Baltimore, MD 21209	6,282 Series A Preferred

John & Chrysa Livanos* 56 Wrights Mill Road Armonk, NY 10504	10,120 Common

Robert D. Long* 64 Lukeswood Road New Canaan, CT 06840	12,693 Series A Preferred

Mauerer Revocable Trust dated 9/21/94* 1790 McCauley Rd. Clearwater, FL 33765	9,974 Common

Gwen Melincoff* 1707 Hibberd Lane West Chester, PA 19380	4,187 Series A Preferred

Jonathan Morgan and Julie Lee* 170 30th Avenue San Francisco, CA 94120	9,216 Series A Preferred

Robin Raborn* 525 Barbara Way Hillsborough, CA 94010	979 Common

Lincoln Y. Rathnam* 14 Crooked Meadow Lane Hingham, MA 02043	2,294 Series A Preferred

Matthew Rebold* 15 Arrowhead Way Weston, CT 06883	10,393 Series A Preferred

Sonz Family Trust dated 4/5/01* 201 Bluff View Drive Belleair Bluffs, FL 33770	3,096 Common

Linda Field and Lawrence R. Spivak* 1185 Wisteria Drive Malven, PA 19355	18,551 Series A Preferred

Jeffrey Tarrant* PO Box 158 St. Georges, DE 19733	5,311 Series A Preferred

Mark D. Whatley* 123 Van Ripper Lane Orinda, CA 94563	1,895 Series A Preferred

Morton and Debbie Wiggins* 1296 Lohrman Lane Petaluma, CA 94952	15,077 Series A Preferred

Morton Wiggins IRA, Account # FG07353* UBS Financial Securities, FBO Morton B. Wiggins, IRA ATTN: Jim Klein 555 Claifornia Street, Suite 3400 San Francisco, CA 94104	3,272 Series A Preferred

Richard Wood* 53 Claybrook Road Dover, MA 02030	24,799 Series A Preferred

Paul D. Sonz 1001 Second Street, Suite 255 Napa, CA 94559	50,000 Series A Preferred

The Margherita Baldwin Trust* c/o Michael Baldwin, Baldwin Brothers 204 Spring Street Marion, MA 02738	4,919 Series B Preferred

David A Barrett Trust* P.O. BOX 418 Marion, MA 02738	4,919 Series B Preferred

Kristina Bieker-Brady* 42 Hinkley Road Milton, MA 02186	4,919 Series B Preferred

Christina Lee Kobland* 5 Johns Lane Lafayette Hill, PA 19444	4,919 Series B Preferred

Angelo Calvello & Lisa Sparagna* 6625 Green Road Woodbridge, IL 60517	4,919 Series B Preferred

Robert Chicoine & Corina Livanos* 56 Wrights Mill Road Armonk, NY 10504	5,346 Common

Dunsford Hill Capital Partners* 1080 Chestnut 16A San Francisco, CA 94109	12,299 Series B Preferred

Kannon H. Feshbach* 1230 S. Myrtle Avenue, #401 Clearwater, FL 33756	12,299 Series B Preferred

Stephen Gomez* 1177 California Street, Suite A San Francisco, CA 94108	4,919 Series B Preferred

Matthew Gotlin* 6 Huntersworth Court Owings Mills, MD 21117	12,299 Series B Preferred

Michael R. Greenberg* 3876 La Playa Boulevard. Coconut Grove, FL 33133	98,387 Series B Preferred

Andrew Grossman* 8218 Pumpkin Hill Court Baltimore, MD 21208	12,299 Series B Preferred

Albert Hurwitt* 1076 Prospect Avenue Hartford, CT 06105	5,346 Common

George Kellner* 117 E. 78th Street New York, NY 10075	122,984 Series B Preferred

Lerner Holdings LLC* 2800 Quarry Lake Drive, Suite 300 Baltimore, MD 21209	106,919 Common 98,408 Series B Preferred

Michael & Carmen Mauerer* 1790 McCauley Road Clearwater, FL 33765	8,020 Common

Stephen Miller* 2026 Greenspring Valley Road Stevenson, MD 21136	49,194 Series B Preferred

Morgan Family Trust* 170 30th Avenue San Francisco, CA 94120	12,298 Series B Preferred

Robert E. Rice* 14 Wyndham Road, Short Hills, NJ 07078	24,597 Series B Preferred

James & Deborah Nolan* 6190 SW 102 Street Miami, FL 33156	24,597 Series B Preferred

Louis & Mary S. Sarkes* 12 Club Road Baltimore, MD 21210	12,298 Series B Preferred

Paul D. Sonz IRA Account # FG01127* UBS Financial Securities, FBO Paul D. Sonz, IRA ATTN: Jim Klein 555 Claifornia Street, Suite 3400 San Francisco, CA 94104	24,597 Series B Preferred

Paul & Julie Sonz* 201 Bluff View Drive Belleair Bluffs, FL 33770	36,895 Series B Preferred

Linda Field & Lawrence Spivack* 1185 Wisteria Drive Malven, PA 19355	4,919 Series B Preferred

Jeffrey Tarrant* PO Box 158 St. Georges, DE 19733	24,597 Series B Preferred

Mark D. Whatley* 123 Van Ripper Lane Orinda, CA 94563	9,839 Series B Preferred

Morton Wiggins* 1296 Lohrman Lane Petaluma, CA 94952	24,597 Series B Preferred

Charles M. Robins 452 Hollow Road Phoenixville, PA 19460	25,000 Series A Preferred 25,000 Series B Preferred

Dean V. Camp 1597 Baltimore Pike Chadds Ford, PA 19317	20,000 Series A Preferred 20,000 Series B Preferred

James Kauer 605 Willow Glen Road Kennett Square, PA 10348	20,000 Series A Preferred

Sunrise Equity Partners, L.P. 641 Lexington Avenue, 25th Fl. New York, NY 10022	285,000 Common

*	Shares distributed by Sonz Partners LP and Sonz Cara Fund LP.